                                                                    EXHIBIT 12.2

                          ARCHSTONE COMMUNITIES TRUST
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

                         (Dollar amounts in thousands)

                                  (Unaudited)

                                                 Nine Months Ended
                                                   September 30,                      Twelve Months Ended December 31,
                                                --------------------      --------------------------------------------------------
                                                  1998       1997(1)      1997(1)      1996         1995        1994        1993
                                                --------     -------      -------     --------    --------     -------     -------
Earnings (loss) from operations...............  $ 95,308     $(3,516)     $24,686     $ 94,089    $ 81,696     $46,719     $23,191
Add:
  Interest expense............................    56,151      45,702       61,153       35,288      19,584      19,442       3,923
                                                --------     -------      -------     --------    --------     -------     -------
Earnings as adjusted..........................  $151,459     $42,186      $85,839     $129,377    $101,280     $66,161     $27,114
                                                ========     =======      =======     ========    ========     =======     =======
Combined fixed charges and Preferred Share
 dividends:
  Interest expense............................  $ 56,151     $45,702      $61,153     $ 35,288    $ 19,584     $19,442     $ 3,923
  Capitalized interest........................    20,764      13,332       17,606       16,941      11,741       6,029       2,818
                                                --------     -------      -------     --------    --------     -------     -------
    Total fixed charges.......................  $ 76,915     $59,034      $78,759     $ 52,229    $ 31,325     $25,471     $ 6,741
                                                --------     -------      -------     --------    --------     -------     -------

  Preferred Share dividends...................    15,192      14,625       19,384       24,167      21,823      16,100       1,341
                                                --------     -------      -------     --------    --------     -------     -------
Combined fixed charges and Preferred Share
 dividends....................................  $ 92,107     $73,659      $98,143     $ 76,396    $ 53,148     $41,571     $ 8,082
                                                ========     =======      =======     ========    ========     =======     =======

Ratio of earnings to combined fixed charges
 and Preferred Share dividends................       1.6         0.6          0.9          1.7         1.9         1.6         3.4
                                                ========     =======      =======     ========    ========     =======     =======

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the Management Companies from an affiliate. Accordingly, earnings from operations were insufficient to cover combined fixed charges and Preferred Share dividends by $31.5 million and $12.3 million for the nine months ended September 30, 1997 and for the year ended December 31, 1997, respectively. Excluding this charge, the ratio of earnings to combined fixed charges and Preferred Share dividends for the nine months ended September 30, 1997 and for the year ended December 31, 1997 would be 1.5 and 1.6, respectively.

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